Exhibit 23


                    Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-26745, 33-53561 and 33-51021) pertaining to the Premark International, Inc. Director Stock Plan and the Premark International, Inc. 1994 Incentive Plan, and in the Registration Statements (Form S-3 Nos. 333-62105 and 33-35137) of Premark International, Inc. and in the related Prospectuses of our report dated February 5, 1999, with respect to the consolidated financial statements and schedule of Premark International, Inc. included in this Annual Report (Form 10-K) for the year ended December 26, 1998.

ERNST & YOUNG LLP

Chicago, Illinois
March 19, 1999